Exhibit 99.1

        FDA Approves Next-Generation Possis AngioJet(R) System

     Ultra System's Speed, Ease of Use and Increased Capabilities
                 Provide Platform for Long-Term Growth

    MINNEAPOLIS--(BUSINESS WIRE)--Dec. 18, 2006--Possis Medical, Inc. (NASDAQ:POSS) a developer, manufacturer and marketer of pioneering medical devices for the cardiovascular and vascular treatment markets, today announced that it has received marketing approval from the U.S. Food and Drug Administration (FDA) for its new AngioJet(R) Ultra Thrombectomy System. Ultra is the next-generation, completely re-engineered version of Possis' proven, industry leading AngioJet Rheolytic(TM) Thrombectomy System. AngioJet is marketed for blood clot removal (thrombectomy) from arterial and venous blood vessels. The new Ultra System features a simple and fast setup process, the flexibility to use a broad range of catheters, a sleeker design, lighter weight, and handling improvements that make it significantly easier to maneuver than the previous AngioJet drive unit.

    "This is an exciting time for Possis and our customers," said Robert G. Dutcher, chairman, president and CEO. "Since its debut in 1997, the AngioJet System has become the medical industry's leading thombectomy system and has successfully treated 300,000 patients worldwide. The Ultra System, which is easier to use and offers much broader catheter flexibility, marks the next step in Possis' evolution, and provides the long-term growth platform for our AngioJet business."

    Key among the new Ultra System's benefits are:

    -- Simple setup process--Versus Possis' original AngioJet drive unit that requires 20 steps in the setup process, Ultra's advanced microprocessor design automatically performs most of the setup steps by reading a bar code located on each disposable thrombectomy set. The few remaining steps are intuitive and require minimal user training.

    --  Flexibility to use a broad range of catheters--The Ultra
        System provides the ability to use a wide range of catheters, both existing as well as those in development, and the system's flexibility promotes the design of new catheters.

    -- Sleeker design and lighter weight--With its updated design, Ultra is 46 percent lighter than the previous AngioJet drive unit and its compact, ergonomic design make it significantly easier to move around the hospital.

    According to Possis, Ultra features an advanced control system with easier, more intuitive commands. Ultra also allows the physician to easily switch to Possis' patented Power Pulse(TM) delivery when necessary, simultaneously delivering clot-dissolving drugs while removing blockages from the affected arteries and veins.

    Said Dutcher, "The Ultra System's significant enhancements enable physicians to more efficiently perform potentially life and limb-saving thrombectomy procedures. We also expect the system's ease-of-use to increase catheter utilization and provide a far more versatile platform to support the development of new, more specialized and sophisticated catheter models."

    In the U.S. alone, 95 percent of top coronary labs have Possis' AngioJet System; in total there are more than 1,700 systems installed across the country. According to Dutcher, Possis currently estimates its total realizable market opportunity for AngioJet thrombectomy in the U.S. at $440 million, increasing to $675 million by 2010.

    Possis will conduct market evaluations of the Ultra System at key sites throughout the United States. A full-market release is anticipated by Summer 2007.

    About Possis Medical, Inc.

    Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The Company's AngioJet System is the world's leading mechanical thrombectomy system with FDA approval to remove large and small thrombus from coronary arteries, coronary bypass grafts, peripheral arteries and veins, and A-V grafts and native fistulas.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of Federal Securities Laws. Some of these statements relate to the AngioJet Ultra System and its anticipated performance, market potential and acceptance. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements, such as the effectiveness of our sales and marketing efforts, and our ability to effectively manage new product development timelines. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in the Company's Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission.

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    CONTACT: Possis Medical, Inc.
             Jules L. Fisher, 763-450-8011
             Vice President, Finance and
             Chief Financial Officer
             jules.fisher@possis.com